Exhibit 99.1

[LOGO OF NAVIGANT]

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) REPORTS SECOND QUARTER

REVENUE OF $85.6 MILLION, EBITDA OF $12.5 MILLION AND EPS OF $0.27

- Signs Amendments to Bank Credit Facility and Senior Secured Notes -

- Provides Third Quarter 2003 Financial Guidance -

Denver, CO; July 29, 2003—Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States, today reported operating results for its second quarter ended June 29, 2003, as summarized below.

Summary Financial Results (In millions, except per share data)

	For the Three Months Ended
	June 29, 2003	June 30, 2002	% Change
Revenues	$85.6	$97.3	(12.0)%
Gross Profit Margin	46.7%	48.5%
EBITDA *	$12.5	$18.4	(31.7)%
Operating Margin	11.6%	16.3%
Operating Income	$9.9	$15.9	(37.6)%
Diluted EPS	$0.27	$0.50	(46.0)%

	For the Six Months Ended
	June 29, 2003	June 30, 2002	% Change
Revenues	$174.5	$190.9	(8.6)%
Gross Profit Margin	46.4%	46.2%
EBITDA *	$25.3	$31.8	(20.5)%
Operating Margin	11.4%	14.1%
Operating Income	$20.0	$27.0	(26.1)%
Diluted EPS	$0.56	$0.80	(30.0)%

*	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of the above EBITDA figures to the Company’s Gross Profit is included in the financial tables accompanying this release.

Edward S. Adams, Chairman and Chief Executive Officer, commented, “The results we are reporting today are at the high end of the range that we previewed on June 27. As anticipated, the unprecedented combination of crises, including the war in Iraq and the SARS outbreak, caused second quarter 2003 transaction levels to decline approximately 10% compared to last

Navigant International Reports Second Quarter Results, 7/29/03

year. Several customers also postponed group events and meetings. However, through continued operational and balance sheet management, Navigant still delivered a solidly profitable second quarter.

“Corporate travel appears to be making a modest rebound from the spring 2003 lows. While Navigant’s recent transaction levels suggest stability at slightly below 2002 transactions, we’ve not yet seen a sizable pick-up in transactions from our customer base in anticipation of an economic recovery. Looking forward, when the economy does recover, we expect our customers will increase their travel spending, and increased transaction volumes should lead to tangible financial gains, given the operating leverage inherent in our business.”

Robert C. Griffith, Chief Operating Officer and Chief Financial Officer, said, “The economic environment in the first half of 2003 required that we maintain our focus on managing our costs and core operations. As a result of this focus, gross profit margin was approximately 46.7% in the 2003 second quarter, slightly ahead of the 46.1% gross profit margin of the first quarter of 2003. When comparing current performance to last year’s, it is important to remember that the 48.5% gross profit margin in 2Q ‘02 benefited from the mandatory salary reductions implemented following 9/11.

“Our regional presidents and associates are focused on increasing transactions with customers, retaining existing customers and seeking new business. Our backlog of new proposals is very robust and our success rate remains good. We believe continued success on this front reflects our focus on and reputation for customer service and our ability to provide innovative and functional technology solutions as well as the continued emphasis by companies to make more efficient use of their business travel budgets.

“Navigant is expanding its reach into the lightly managed corporate travel market segment with our new low cost Internet booking solution which became operational in April 2003. Development is underway for further enhancements to integrate the tool with our proprietary reporting and quality control systems (AQUA) and to improve this product offering with specialized fares, which we plan to roll out first quarter 2004. Our long-term strategy is to develop an end-to-end Internet driven solution; consequently we recently acquired the online booking engine PowerTrip. By providing our own low cost self-booking tool using proven technology, Navigant now offers our customers yet another way to reduce travel costs while taking advantage of our industry leading technology and personalized service.

“As indicated when we previewed our results last month, we had entered into discussions with our bank lenders and note holders and, as expected, we recently signed amendments modifying certain terms and conditions of both Navigant’s credit facility and its senior secured notes. During the second quarter 2003, rather than pay down debt, we utilized cash to purchase PowerTrip and acquire two small travel management companies, for a total of $3.5 million. This use of cash, combined with working capital needs, resulted in an approximate 2% increase in debt from the levels at the end of the first quarter.”

As of quarter end, outstanding total debt under Navigant’s bank credit facility and its Senior Secured Notes was approximately $167 million, consisting of $80 million in Senior Secured Notes and $87 million in borrowings under its $125 million bank credit facility. Following the investment in acquisitions in the second quarter, Navigant intends to resume its practice of using future cash flow primarily for debt reduction.

Navigant International Reports Second Quarter Results, 7/29/03

2003 Third Quarter Guidance

Mr. Griffith continued, “At the time we reported our first quarter results, we indicated that there was a chance that transaction levels might rebound in the second half of the year. Given the current environment, we are presenting revised 3Q guidance that reflects the slight improvement in transaction levels we’ve recently experienced. September transactions historically account for 80% to 85% of our third quarter operating income, and October transactions typically represent a similar amount of our fourth quarter results. Our current expectation is for third quarter 2003 revenues of approximately $88.0 to $92.0 million, EBITDA of approximately $14.5 to $16.0 million and EPS of approximately $0.36 to $0.41. Our adjustment to our third quarter 2003 guidance reflects our current view that a slow, but hopefully sustainable, upturn in corporate travel and transaction levels will develop. We are not providing 4Q guidance at this time given the lack of visibility of future transaction levels.”

Conference Call Information—11:00 am EDT, Tuesday, July 29, 2003

The conference call number is 800-219-6110; please call 10 minutes in advance to be connected prior to the presentation. A live Webcast of the call will be available on www.companyboardroom.com (requires a Windows Media Player).

Following its completion, a replay of the call can be accessed for two weeks by dialing 303-590-3000; access code 544724#. A replay of the Webcast will be available for 30 days at www.companyboardroom.com.

About Navigant International, Inc.

Denver-based Navigant International, Inc. is the second largest travel management business services provider in North America serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. With more than $4 billion in annual gross airline ticket sales, the Company currently employs more than 4,300 Associates and has operations in more than 1,300 locations in 19 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information on the Company, visit www.navigant.com.

This news release contains forward-looking statements, including statements about the Company’s growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

# # #

(financial tables follow)

Navigant International Reports Second Quarter Results, 7/29/03

Navigant International, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Three Months Ended
	June 29, 2003	June 30, 2002
	(Unaudited)	(Unaudited)
Revenues	$85,598	$97,316
Operating Expenses	45,602	50,101
Gross Profit	39,996	47,215
General and administrative expenses	27,453	28,845
Depreciation expense	2,645	2,512
Operating income	9,898	15,858
Interest expense, net and other	3,832	4,388
Income before provision for income taxes	6,066	11,470
Provision for income taxes	2,260	4,304
Net income	$3,806	$7,166
EBITDA	$12,543	$18,370
Net income per share:
Basic net income per share	$0.27	$0.52
Diluted net income per share	$0.27	$0.50
Weighted average shares outstanding:
Basic	14,069	13,731
Diluted	14,331	14,436

Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the above EBITDA figures can be made by deducting General and Administrative Expenses from the Company’s Gross Profit as in the table below.

	Three Months Ended
	June 29, 2003	June 30, 2002
Gross Profit	$39,996	$47,215
Deduct: General and administrative expenses	27,453	28,845
EBITDA	$12,543	$18,370

Navigant International Reports Second Quarter Results, 7/29/03

Navigant International, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Six Months Ended
	June 29, 2003	June 30, 2002
	(Unaudited)	(Unaudited)
Revenues	$174,503	$190,866
Operating Expenses	93,486	102,704
Gross Profit	81,017	88,162
General and administrative expenses	55,738	56,365
Depreciation expense	5,321	4,800
Operating income	19,958	26,997
Interest expense, net and other	7,098	8,587
Income before provision for income taxes	12,860	18,410
Provision for income taxes	4,807	6,907
Net income	$8,053	$11,503
EBITDA	$25,279	$31,797
Net income per share:
Basic net income per share	$0.57	$0.84
Diluted net income per share	$0.56	$0.80
Weighted average shares outstanding:
Basic	14,051	13,641
Diluted	14,299	14,310

Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the above EBITDA figures can be made by deducting General and Administrative Expenses from the Company’s Gross Profit as in the table below.

	Six Months Ended
	June 29, 2003	June 30, 2002
Gross Profit	$81,017	$88,162
Deduct: General and administrative expenses	55,738	56,365
EBITDA	$25,279	$31,797